Free Writing Prospectus Dated February 4, 2011 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

Morgan Stanley Fourth Quarter 2010 Overview

February 2011

 Notice

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended December 31,
2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K,
including any amendments thereto, all of which are available on
www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

 Index

[] Consolidated Financial Highlights

[] Financial Results

     []   Institutional Securities

     []   Global Wealth Management Group

     []   Asset Management

[] Balance Sheet De-Risked

[] More Stable and Diverse Funding

     []   Secured Funding

 Consolidated Financial Highlights

2010 Net Revenues of $31.6 Bn(1)
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2010 Highlights -

[] Full year revenues were $31.6   billion

     []   Includes negative impact of $873 million from tightening of debt-related credit spreads (3)

[] Strong Investment Banking results

     []   Ranked #1 in Global IPOs and Global Equity

     []   Ranked #2 in Global MandA

[] Equity sales and trading results reflected solid customer flows

[] Fixed income results reflected the difficult environment

[] Improved Performance in Global Wealth Management and Asset Management

[] Earnings Per Diluted Share were $2.63

     []   Income from Continuing Operations of $2.44 per Diluted Share

[] Book Value per Common Share increased 16% during the year to $31.49

Source:

Morgan Stanley Earnings Conference Call, SEC Filings and Thomson Reuters -- for
the period of January 1, 2010 to December 31, 2010 as of January 6, 2011.

(1)  For the year ended December 31, 2010 results include the Morgan Stanley
     Smith Barney joint venture.

(2)  Includes Principal investments, Other Sales and Trading and Other revenues

(3)  Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA").

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

 Institutional Securities

Net Revenue
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Profit Before Tax
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    4Q 2010 Highlights -
[]  Net Revenues of $3.6 billion
    []  Includes negative impact of approximately $945
        million from tightening of debt-related credit spreads(2)
[]  Investment Banking revenues were up 50% from last
    quarter
    []  Advisory revenues of $484 million up 30%
        sequentially
    []  Equity underwriting revenues of $661 million, our
        highest quarter reported
[]  Equity revenues of $1.1 billion reflected improvements
    across Cash, Derivatives and Prime Brokerage
[]  Fixed Income revenues included lower revenues across
    IRCC while Commodities remained flat

Source:

Morgan Stanley Earnings Conference Call and SEC Filings.

(1)  Includes Principal investments , Other Sales and Trading and Other revenues. Other revenues of $773 primarily included a gain from the sale of the Firm's investment in CICC.

(2)  Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA") .

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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 Global Wealth Management Group

Net Revenue (1)
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    4Q 2010 Highlights -
[]  Revenues increased 8% to $3.4 billion
[]  $390 million PBT and 12% PBT margin
    [] Quarterly integration costs of
    approximately $63 million
[]  18,043 Financial Advisors at year end
[]  $1.7 trillion of total client assets, up 4%
    sequentially
[]  $14.1 billion in net new assets

Profit Before Tax (1)
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Source:

Morgan Stanley Earnings Conference Call, SEC Filings

(1)  For the year ended December 31, 2010, results include the Morgan Stanley
     Smith Barney joint venture.

(2)  "Other" includes Investment Banking and Other revenues.

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

 Asset Management

Net Revenue
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Profit Before Tax
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o Gains attributable to non-controlling interests

4Q 2010 Highlights -

[] Revenues increased 7% to $858  million [] $356  million PBT and 41% PBT margin

[] Total assets under management of $279  billion at December 31, 2010

     []   $600 million in negative asset flows primarily driven by $1.5 billion of outflows related to FrontPoint

[] Over 70% of our long-term  strategies continued to outperform their respective benchmarks on a three, five, and ten-year  basis

Source:

Morgan Stanley Earnings Conference Call, SEC Filings

(1)  The Core business includes traditional, hedge funds and fund of funds asset management

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Balance Sheet De-Risked

Strategic Repositioning

+

Disciplined Execution

+

Balance Sheet De-Risking

Shareholder Returns

	3Q 2007 [1]	4Q 2010
Tier 1 Capital Ratio Strong	11.2% [2]	16.0% [3]
Tier 1 Common Ratio Strong [5]	7.7% [4]	10.5% [3]
Leverage Reduction	32.3x	14.7x
Balance Sheet Reduction	$1.2Tn	$808Bn
Liquidity as a % of Balance Sheet Increased	10.5%	21.2%

Source:
Morgan Stanley SEC Fillings, 4Q10 earnings release

(1) Fiscal Quarter Ended August 31, 2007.
(2) Estimated Tier 1 Capital Ratio under Basel II (SEC guidelines).
(3) Preliminary estimates under Basel I (Federal Reserve guidelines) are subject to revision in Morgan Stanley's Annual Report on Form 10-K for 2010.
(4) Estimated for November 2007; Tier 1 Common Ratio introduced in April 2009.
(5) Tier 1 common ratio is a non-GAAP financial measure that Morgan Stanley considers to be a useful measure that Morgan Stanley and investors use to assess operating performance and capital adequacy. The Tier 1 common ratio equals Tier 1 capital less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying restricted core capital elements, adjusted for the portion of goodwill and non-servicing intangible assets associated with MSSB non-controlling interests divided by risk-weighted assets.

Morgan Stanley

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

More Stable and Diverse Funding

Composition of Funding Liabilities and Equity

4Q 2007 (1)
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4Q 2010 (2)
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Source:

Morgan Stanley SEC Filings; 4Q10 are preliminary estimates and are subject to revision in Morgan Stanley's Annual Report on Form 10-K for 2010

(1)  4Q07 numbers as reported on a fiscal-year basis.

(2)  4Q10 numbers are estimates on a calendar-year basis.

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

 2/3/2011

Secured Funding Term Consistent with Asset Fundability

Focus on Liquidity Characteristics of Assets
[]  Assets Tiered by Fundability:
[]  Highly Liquid -- Governments, Agencies, Open Market
    Operations and Central Clearing Counterparty eligible collateral
[]  Liquid - AAA or AA bonds, Supranationals, Primary Index
    equities and Sovereigns like Great Britain or Denmark
[]  Less Liquid - Lower-rated Investment Grade bonds, Emerging
    Market Equities and Emerging Market Sovereigns such as
    Russia and Brazil
[]  Illiquid - Sub-Investment Grade ABS, Unrated Convertible
    Bonds or Distressed Debt

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Strong Governance and Contingency Planning

[] Each fundability category is risk managed with:

     []   A target average maturity

     []   A minimum maturity for incremental term secured funding trades

     []   Global Liquidity Reserves held for the potential loss of secured funding

[] Active limit monitoring and reporting to senior management (Asset Liability
Management Committee)

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